EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-175151 and 333-182258) and the Registration Statements on Form S-8 (Nos. 333−50793, 333−133998, and 333−157655) of our report dated March 1, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations described in Note 16, which is as of October 17, 2013, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
St. Louis, Missouri
October 17, 2013